As filed with the Securities and Exchange Commission on May 9, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUN MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2805249
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Address and telephone number of Registrant’s principal executive offices)

SUN MICROSYSTEMS, INC.

2005 U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN

(Full title of the plan)

Jonathan I. Schwartz

Chief Executive Officer

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Name, address and telephone number of agent for service)

Copy of communications to:

Katharine A. Martin, Esq.

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations under the 2005 U.S. Non-Qualified Deferred Compensation Plan (the “Plan”)	$30,000,000	100%	$30,000,000	$1,179.00

(1)	The deferred compensation obligations are unsecured obligations of Sun Microsystems, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the Plan to eligible participants.

(2)	The Aggregate Offering Price was computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ending September 30, 2007, December 30, 2007 and March 30, 2008 ; and

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on August 2, 2007, August 7, 2007, November 9, 2007, March 25, 2008 and May 6, 2008.

All documents subsequently filed by the Registrant or by the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Under the Plan, which is an unfunded deferred compensation plan intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the Registrant provides Eligible Employees and Eligible Board Members, as defined therein, the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation derived from base salary and incentive/bonus awards or, in the case of Eligible Board Members, from meeting fees and annual retainer fees. The Registrant has entered into a trust agreement with a trustee under an irrevocable trust (the “Trust”), the amounts allocated to which and the earnings thereon shall be used to satisfy the obligations of the Company under such agreements (the “Obligations”). The Trust is a “grantor trust” for state and federal income tax purposes, and the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company.

The amount of compensation to be deferred by each participating Eligible Employee or Board Member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Plan based on elections by each Participant. Each Obligation is payable on a date or dates selected by each Participant at the time of enrollment. The Obligations are indexed to two or more investment funds selected by a committee (the “Committee”), and the Committee may change, discontinue or add to such selected funds at any time. A Participant may select his or her investment options for new deferrals or for amounts already deferred once per month to become effective as of the first business day of the following month. Each Participant’s Obligation will be adjusted to reflect the positive or negative investment result of the selected investment option.

Except pursuant to a Qualified Domestic Relations Order, a Participant’s right or the right of any other person to the Obligations is not subject to option nor assignable by voluntary or involuntary assignment or by operation, including without limitation to bankruptcy, garnishment, attachment or other creditor’s process.

The Obligations are not subject to redemption, in whole or in part, prior to the distribution dates specified by each Participant, other than withdrawals made in the event of a Participant’s Unforeseeable Emergency, as defined in the Plan, or in the event of a Participant’s death. The Registrant reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall reduce a Participant’s account under the Plan without the Participant’s written consent.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 10 of the Restated Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article VI of the Bylaws of the Company provides that the directors and officers of the Company shall be indemnified to the fullest extent permitted by the Delaware General Corporation Law. The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with each of its directors and executive officers providing for indemnification of such persons by the Company to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

Item 9.	Undertakings

(1) The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California on the May 9, 2008.

SUN MICROSYSTEMS, INC.

By:	/s/ Michael E. Lehman
Michael E. Lehman Chief Financial Officer and Executive Vice President, Corporate Resources

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan I. Schwartz and Michael A. Dillon, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott G. McNealy (Scott G. McNealy)	Chairman of the Board of Directors	May 9, 2008

/s/ Jonathan I. Schwartz (Jonathan I. Schwartz)	Chief Executive Officer, President and Director (Principal Executive Officer)	May 9, 2008

/s/ Michael E. Lehman (Michael E. Lehman)	Chief Financial Officer and Executive Vice President, Corporate Resources (Principal Financial Officer)	May 9, 2008

/s/ V. Kalyani Chatterjee (V. Kalyani Chatterjee)	Vice President and Corporate Controller (Principal Accounting Officer)	May 9, 2008

/s/ James L. Barksdale (James L. Barksdale)	Director	May 9, 2008

/s/ Stephen M. Bennett (Stephen M. Bennett)	Director	May 9, 2008

/s/ Peter L.S. Currie (Peter L.S. Currie)	Director	May 9, 2008

/s/ Robert J. Finocchio, Jr. (Robert J. Finocchio, Jr.)	Director	May 9, 2008

/s/ James H. Greene, Jr. (James H. Greene, Jr.)	Director	May 9, 2008

/s/ Michael E. Marks (Michael E. Marks)	Director	May 9, 2008

/s/ Patricia E. Mitchell (Patricia E. Mitchell)	Director	May 9, 2008

/s/ M. Kenneth Oshman (M. Kenneth Oshman)	Director	May 9, 2008

/s/ P. Anthony Ridder (P. Anthony Ridder)	Director	May 9, 2008

EXHIBIT INDEX

Number	Description

4.1	Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan(1)

4.2	Sun Microsystems, Inc. Amendment to 2005 U.S. Non-Qualified Deferred Compensation Plan(1)

5.1	Opinion of Counsel

15.1	Letter re: Unaudited Interim Financial Statements

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the Registration Statement under “Signatures”)

(1)	Incorporated by reference to the Registrant’s Form 10-Q filed on February 9, 2007 (File No. 000-15086).